Exhibit 99.1

news      news       news       news       news       news

December 30, 2003

First Financial Bancorp Provides Fourth-Quarter Update

Bruce E. Leep, chairman of the board and interim president and chief executive officer of First Financial Bancorp, is providing an update on recently completed initiatives, fourth-quarter earnings, and the search for a new president and chief executive officer.

“We have successfully completed some significant strategic initiatives in the fourth quarter,” said Leep. “These initiatives strengthen the company’s balance sheet and allow Bancorp to direct some additional resources to expansion in high-growth markets.”

Banking Center Sold...On December 11, 2003, Heritage Community Bank, Columbus, Indiana, completed the sale of its banking center in Sunman, Indiana, to FCN Bank, NA, Brookville, Indiana. Approximately $39.7 million in deposits and $17.5 million in loans were sold in addition to the facility and other selected assets. As a result of the sale, Bancorp recognized an after-tax gain of approximately six cents per share in the fourth quarter.

Loan Sale Completed...During December, Bancorp also executed its previously announced strategy to reduce non-performing assets through a loan sale. Approximately $17.7 million in substandard loans, primarily from the Heritage Community Bank affiliate, were sold. Bancorp anticipates its nonperforming assets to ending loans ratio to be between 1.15% to 1.25% at December 31, 2003, down from 1.34% at September 30, 2003. The additional provision for loan loss expense reflecting the discount associated with the sale of loans was approximately five cents per share after tax in the fourth quarter. The additional provision expense accounts for the

Exhibit 99.1

liquidity and risk characteristics of these particular commercial and commercial real estate loans. (Keefe, Bruyette and Woods acted as the loan-sale advisor for Bancorp in this transaction.)

Additional Loan Sale Begun...In December, Bancorp began pursuing a strategy of selling approximately $7 million in mobile home loans in a brokered sale expected to be completed in January of 2004. Bancorp does not expect any additional credit loss in regard to this transaction. In anticipation of the sale, Bancorp will writedown the remaining $1.5 million in unamortized loan premium. The accelerated premium amortization associated with these loans will result in approximately two cents per share after tax additional expense in the fourth quarter of 2003.

These loans were originated through a third-party in a program that was discontinued in November of 2001. Bancorp is selling this portfolio because it does not fit with the company’s desired risk profile due to the specialty nature of the loans, lack of continuation as a product strategy, and greater geographic distribution than a typical Bancorp portfolio. While the acceleration of the premium amortization negatively impacts 2003, it will improve 2004 and 2005 earnings by approximately one cent per share after tax per year. (Keefe, Bruyette and Woods acted as the loan-sale advisor for Bancorp in this transaction.)

Other Item...Bancorp recognized a non-recurring life insurance gain of approximately two cents per share after tax in the fourth quarter due to the death of a retired senior executive officer of a Bancorp affiliate.

Fourth-Quarter Earnings...The net result of the items previously discussed in this release is essentially neutral to fourth-quarter earnings per share. However, the current interest-rate environment continues to be a challenge, resulting in a lack of desired growth in net interest income. As a result of margin pressure, administrative expenses associated with the one-time items discussed in this release, and Bancorp’s desire to maintain reserves appropriate to the economic conditions in its primary markets, Bancorp anticipates fourth-quarter 2003 earnings to be 20 to 22 cents per share after tax. Bancorp plans to release fourth-quarter and full-year earnings on January 20, 2004.

Exhibit 99.1

Search Update...Leep also indicated that Bancorp’s search for a new president and chief executive officer is progressing. Selection is expected to be finalized in three to six months.

A $3.9 billion publicly owned bank and savings and loan holding company with over 4,000 shareholders, First Financial currently operates eight banks in Ohio, Michigan, Kentucky, and Indiana with a total of 102 retail banking centers. The holding company’s non-banking affiliates are First Financial Capital Advisors LLC and First Financial Bancorp Service Corporation. Insurance services are offered through Flagstone Insurance and Financial Services.

This release should be read in conjunction with the consolidated financial statements, notes, and tables attached and in the First Financial Bancorp Annual Report on Form 10-K for the year ended December 31, 2002. Management’s analysis may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2002 Form 10-K.

First Financial Bancorp
300 High Street
Hamilton, OH 45011
Media Contact: Cheryl R. Lipp
(513) 867-4929
cheryl.lipp@comfirst.com
Analyst Contact: C. Douglas Lefferson
(513) 867-4993
doug.lefferson@ffbc-oh.com

3